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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS 2008 RESULTS
Net income increases to $21.9 million; EPS increases to $0.59 for the year

DALLAS, TEXAS (March 16, 2009) – Furmanite Corporation (NYSE: FRM) today reported results for the year ended December 31, 2008. Revenues for the year were $320.9 million, compared with $290.3 million for the same period in 2007. The company reported net income of $21.9 million for the year, compared with $12.5 million in 2007. Earnings per share (diluted) were $0.59, compared with $0.35 for the prior year.

“Furmanite performed well for 2008 and yielded strong results,” said Michael L. Rose, chairman and chief executive officer of Furmanite Corporation. “We did see the effect of currency fluctuations on our reported revenues and income for 2008, when compared with 2007, and this was particularly evident in the fourth quarter in Europe, as well as Australia and New Zealand. Assuming that currencies remain at present levels, we anticipate experiencing these effects on our reported results throughout most of 2009. The rise and fall of currencies is part of the normal course of global business, therefore our focus is on building and maintaining high performing operating units around the world, which we manage in their own currencies.”

Mr. Rose continued: “We are adhering to our strategic plan to capture greater market share and to make our full array of services available ultimately in all our locations. We are confident that our company’s inherent stability, which is the result of our financial position, our longstanding customer relationships, our global footprint, our reputation for quality and our record for innovation, gives Furmanite a unique advantage in these challenging economic times.”

For the year, revenues were up by $30.7 million, or 11%, over the prior year. Net income increased by $9.4 million, or 75%, over 2007. For the fourth quarter 2008, revenues were up $8.6 million, or 12%, and net income was up $1.7 million, or 50%, over the prior year.

Commenting on the company’s operations, Joseph Milliron, president and chief operating officer of Furmanite, said: “We finished the year with good results from each of our regions. While the U.S. results were affected by the back-to-back hurricanes, our 2008 revenues for the U.S. totaled $147.0 million, up 15% over 2007. Revenues for Europe were $141.7 million for the year, an 8% year over year increase, and Asia Pacific revenues, at $32.2 million for the year, represented a 3% increase. 2008 operating income grew to $27.0 million, which is a 31% increase over 2007. We do see the effects of the current economic environment on various sectors of business; however, our core customers are in industries that provide essential services. These industries continue to be active, and we believe they are likely to remain so.”

The company’s revenues, operating income and net income were unfavorably impacted by foreign currency fluctuations by approximately $(8.1) million, $(1.3) million and $(700,000), respectively, for the fourth quarter, and $(774,000), $(614,000) and $(241,000), respectively, for the year.

The annual meeting of stockholders of Furmanite Corporation will be held at 900 E. Lookout Drive, Richardson, Texas 75082, at 9:30 a.m. Central Daylight Time on May 28, 2009. Stockholders of record at the close of business on March 30, 2009, will be entitled to notice of, and to vote at, the Annual Meeting.

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 80 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	(Unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues	$81,487	$72,929	$320,942	$290,287
Costs and expenses:
Operating costs	53,794	45,060	207,748	187,055
Depreciation and amortization	1,379	1,510	5,784	4,772
Selling, general and administrative	21,606	20,497	80,409	77,813
Total costs and expenses	76,779	67,067	293,941	269,640

Operating income	4,708	5,862	27,001	20,647
Interest and other income, net	(154)	417	260	1,041
Interest expense	(325)	(615)	(1,705)	(3,274)

Income before income taxes	4,229	5,664	25,556	18,414
Income tax expense	868	(2,256)	(3,688)	(5,919)

			$21,868
Net income	$5,097	$3,408	21,868	$12,495

Earnings per common share — Basic	$0.14	$0.09	$0.60	$0.35

Earnings per common share — Diluted	$0.14	$0.09	$0.59	$0.35

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	December 31,
	2008	2007
Cash	$30,793	$31,570
Trade receivables, net	64,879	62,552
Inventories	24,868	24,213
Other current assets	7,187	7,059
Total current assets	127,727	125,394
Property and equipment, net	29,278	29,842
Other assets	16,273	16,817
Total assets	$173,278	$172,053

Total current liabilities	$43,901	$48,477
Total long-term debt	35,363	43,185
Other liabilities	2,697	2,055
Total stockholders’ equity	91,317	78,336
Total liabilities and stockholders’ equity	$173,278	$172,053

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)
	Year Ended December 31,
	2008	2007
Net income	$21,868	$12,495
Depreciation, amortization and other non-cash items	7,315	5,986
Working capital changes	(12,664)	(1,827)
Net cash provided by operating activities	16,519	16,654
Capital expenditures	(8,014)	(8,097)
Payments on debt	(8,170)	(713)
Other, net	582	(1,041)
Effect of exchange rate changes on cash	(1,694)	830

Increase (decrease) in cash and cash equivalents	(777)	7,633
Cash and cash equivalents at beginning of year	31,570	23,937
Cash and cash equivalents at end of year	$30,793	$31,570